EXHIBIT 23.1


      CONSENT OF ODENBERG ULLAKKO MURANISHI &CO. LLP, INDEPENDENT AUDITORS

The Board of Directors
Calypte Biomedical Corporation:

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 19, 2004, except for Note 18, as to which the date is June 10, 2004, relating to the consolidated balance sheets of Calypte Biomedical Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, which report appears in Calypte Biomedical Corporation's Registration Statement on Form SB-2 (SEC File No. 333-116491).


/s/ Odenberg Ullakko Muranishi & Co. LLP
San Francisco, California
June 25, 2004


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